SCHEDULE 14A

                                        (Rule 14a-101)
                            INFORMATION REQUIRED IN PROXY STATEMENT
                                   SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934 (Amendment No.      )

        Filed by the registrant [X]
        Filed by a party other than the registrant [ ]

        Check the appropriate box:
        [   ]   Preliminary proxy statement
        [ X ]   Definitive proxy statement
        [   ]   Definitive additional material
        [   ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          Watson Wyatt & Company
                       (Name of Registrant as Specified in Its Charter)

                          Watson Wyatt & Company
                       (Name of person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
        [   ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
               14a-6(i)(2).
        [   ]  $500  per  each  party  to the  controversy  pursuant  to
               Exchange  Act  Rule 14a-6(i)(3).
        [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
               and 0-11.
        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transactions applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1

        (4) Proposed maximum aggregate value of transaction:

           [   ]  Check  box if any part of the fee is offset  as  provided  by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

        (2) Form, schedule or registration statement no.:

        (3) Filing party:

        (4) Date filed:




1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                 DEFINITIVE COPIES




                                    WATSON WYATT WORLDWIDE


                           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       November 6, 1996
                                       Washington, D.C.




The Fiftieth Annual Meeting of Shareholders of Watson Wyatt & Company (the "Company" or "Watson Wyatt") will be held on Wednesday, November 6, 1996, at 8:30 a.m., Eastern Standard Time, at 601 13th Street, N.W., Suite 900, Washington, D.C., for the following purposes:

               I. To elect directors of the Company to hold office until the next Annual Meeting of Shareholders or until the election and qualification of their successors.

               II. To approve amendments to Article 9 of the Company's Bylaws to modify certain aspects of the method of calculating the share price of the Company's Common Stock and change the Bylaw references from Net Book Value to Formula Book Value.

               III. To transact such other business as may properly come before the meeting or any adjournment thereof.


The close of business on October 13, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


WE STRONGLY URGE YOU TO REVIEW THIS PROXY STATEMENT AND TO COMPLETE AND RETURN THE ENCLOSED PROXY BALLOT AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. VOTING YOUR SHARES IMMEDIATELY WILL HELP TO AVOID COSTLY FOLLOW-UP E-MAIL AND TELEPHONE SOLICITATION.

TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY BALLOT PROMPTLY AND DELIVER IT TO YOUR OFFICE ADMINISTRATOR IN THE ENCLOSED ENVELOPE. OFFICE ADMINISTRATORS WILL FORWARD THE SEALED ENVELOPES TO PRICE WATERHOUSE LLP IN WASHINGTON, D.C.

                              By Order of the Board of Directors




                              Walter W. Bardenwerper, Secretary


Washington, D.C.
October 14, 1996

                                    WATSON WYATT WORLDWIDE

                                 P R O X Y   S T A T E M E N T


                                ANNUAL MEETING OF SHAREHOLDERS


                                       NOVEMBER 6, 1996


This Proxy Statement and the attached Proxy are being furnished to shareholders ("Shareholders") of Watson Wyatt & Company (the "Company") on or about October 14, 1996, in connection with the Annual Meeting of Shareholders of the Company to be held on November 6, 1996, at the time and place and for the purposes set forth in the accompanying notice of the meeting.


The accompanying Proxy is solicited on behalf of the management of the Company. Shareholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by giving notice to the Company in writing or in person at the meeting. All shares of the Company's common stock ("Common Stock") represented by properly executed and unrevoked proxies received in time for the Annual Meeting will be voted.

FINANCIAL DATA AND OTHER INFORMATION

A copy of the Annual Report to Shareholders of the Company for the fiscal year ended June 30, 1996 accompanies this Proxy Statement. The Annual Report includes descriptions of the operations of the Company and presents the Company's audited financial statements.

OUTSTANDING STOCK ENTITLED TO VOTE


Each holder of record of Common Stock at the close of business on October 13, 1996 is entitled to one vote per share on each matter to come before the Annual Meeting. At the close of business on October 1, 1996, 17,203,775 shares of Common Stock were outstanding and entitled to vote. Shares representing a majority of all of the outstanding shares of the Company must be represented at the meeting in person or by Proxy in order to conduct business at the meeting.


A list of Shareholders will be available for inspection at least ten days prior to the Annual Meeting at the Office of the Secretary, 601 Thirteenth Street, N.W., Suite 900, Washington, D.C. 20005.

                                   I. ELECTION OF DIRECTORS

The Board of Directors has nominated the fifteen individuals listed below for election to the Board of Directors. Subject to prior resignation or removal, each Director elected will hold office until the next Annual Meeting or until his/her successor is elected and qualified. The election of any individual Nominee to the Board requires the affirmative vote of a majority of the outstanding shares present in person, or by Proxy, at the Annual Meeting. For purposes of determining the existence of a quorum, votes to withhold authority and to abstain will be counted as present and will have the same effect as "no" votes for purposes of determining whether the required vote has been obtained.

If any nominee for a directorship is unable to serve as a Director at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors. Management has no reason to believe, at this time, that any of the nominees listed below will be unable to serve.

Although the Company's Bylaws permit a maximum of twenty-five directors, the Bylaws give the Board of Directors the authority to determine the actual number of directors within that limit. The Board of Directors has set the size of the Board at fifteen. The Board of Directors recommends that the Shareholders vote FOR each of the fifteen nominees listed below.

BIOGRAPHICAL INFORMATION FOR NOMINEES TO THE BOARD

Walter W. Bardenwerper (Age - 45): Vice President, General Counsel, Secretary, and Director, as well as an officer and director of various subsidiaries of the Company, Mr. Bardenwerper joined the Company in 1987 as General Counsel and Assistant Secretary. He is a member of the Executive and Finance Committees of the Board and has been a Director since 1992. Mr. Bardenwerper is also a Director of Watson Wyatt Investment Consulting, Inc. and is on the Board of Managers of Wellspring Resources, LLC.


Charles  A.  Clemens  (Age  -  54):  Vice  President,   Midwest  Regional
Manager,  Director,  and  a member of the Board of Directors of Watson
Wyatt Investment Consulting, Inc., in 1968, Mr. Clemens became a consultant with a business later acquired by the Company. Mr. Clemens is Chair of the Executive Committee and is a member of the Finance Committee of the Board and has been a Director since 1992. Mr. Clemens formerly managed the Cleveland office. Mr. Clemens is the brother-in-law of Mr. Daoust.


Paul R. Daoust (Age -48): Executive Vice President, Chief Operating Officer and Director, as well as an officer and director of various subsidiaries of the Company, in 1970, Mr. Daoust joined a business later acquired by the Company. Mr. Daoust is a member of the Executive and the Compensation & Stock Committees of the Board and has been a Director since 1989. Mr. Daoust is a
Director  of Watson  Wyatt  Holdings  (Europe)  Limited.  Mr.  Daoust
formerly managed the Boston and New York offices. Mr. Daoust is the brother-in-law of Mr. Clemens.


John J. Gabarro (Age - 57): Director, Mr. Gabarro has served as the UPS Foun-dation Professor of Human Resource Management at the Harvard Business School since 1990. Mr. Gabarro joined the Harvard faculty as an associate professor in 1972, and became a full professor in 1979. Mr. Gabarro has served as faculty chairman of Harvard's International Senior Management Program and as Chairman of its Organizational Behavior and Human Resources Management faculty. Mr. Gabarro has worked as a consultant on organizational change and executive transitions. He also serves as trustee of the American Institute for Managing Diversity, and of the Worcester Polytechnic Institute. Mr. Gabarro is a member of the Audit Committee of the Board and has been a Director since 1995.

John J. Haley  (Age - 46):  Vice  President,  Retirement
Practice Director and Director, Mr. Haley joined the Company in 1977 as a consulting actuary, and continues to render services in the retirement field. Mr. Haley is a member of the Executive Committee and Chair of the Finance Committee of the Board and has been a Director since 1992. Mr. Haley is a member of the Management Committee of Watson Wyatt Partners ("Watsons"). Mr. Haley formerly managed the Washington, D.C. office.

Gary T. Hallenbeck (Age - 53 ): Vice President, Northeast Regional Manager, Managing Consultant, New York and Director, Mr. Hallenbeck joined the Company in 1993. From 1970 to 1993, Mr. Hallenbeck was with the management consulting firm of Towers Perrin in a series of positions, including Vice President and Manager-Employee Benefit Consulting Services from 1987 to 1990, and Vice President and Manager of the New York office from 1990 to 1993. From 1988 to
1991, Mr. Hallenbeck was a Director of Towers Perrin.   Mr.  Hallenbeck
is a  member  of the Compensation  and  Stock  and  President's  Pay
Committees of the Board and has been a Director since 1995.

Daniel B. Holmes (Age - 50): Vice President, Managing Consultant, Boston, and Director, Mr. Holmes joined the Company in 1984 as a group healthcare practice leader in the Boston office, and has served as Chair of the Group Healthcare Practice. Mr. Holmes is a member of the Finance and the President's Pay Committees of the Board and has been a Director since 1992. Mr. Holmes is on the Board of Managers of Wellspring Resources, LLC.


Ira T. Kay (Age - 46):
Practice Director of the Company's Compensation Practice, Mr. Kay has been with the Company since 1993. Prior to his tenure with the Company, Mr. Kay was a Managing Director and served on the Partnership Management Committee of The Hay Group. Prior to his association with Hay, Mr. Kay was a Managing Director in the Human Resources Department of Kidder Peabody.


Brian E. Kennedy (Age - 53): Vice President, Managing Director, Canada and Managing Consultant, Toronto, Mr. Kennedy joined the Company in 1995. Prior to joining the Company, Mr. Kennedy was with the Alexander Consulting Group for 18 years, most recently as Chairman and Chief Executive Officer of Alexander Clay, their U.K and European operations. Beginning in 1986, Mr. Kennedy served on the Board of Directors of several Alexander Consulting Group companies.

Robert D.  Masding  (Age - 52):  Senior  Partner, Watsons,  and
Director, Mr. Masding has been engaged in the actuarial consulting business since 1969 and has been a partner of Watsons, which is a U.K.
partnership, since 1972. Mr. Masding has been a Director since March 1995, subsequent to the formation of the alliance between the Company and Watsons.

R. Michael McCullough (Age - 58): Director, Mr. McCullough is Senior Chairman of Booz, Allen & Hamilton. Mr. McCullough was elected to head Booz, Allen and Hamilton in 1984. He joined Booz, Allen and Hamilton in 1965 as a consultant, and was elected a Partner in the firm in 1971. In 1978 he became Managing Partner of the firm's Technology Center. Mr. McCullough is a member of the Boards of Interstate Hotels, O'Sullivan Corporation and Host Marriott Management Services. Mr. McCullough has been a Director of the Company since July 1996, when he was appointed to fill a vacancy.

A. W. "Pete"  Smith,  Jr. (Age - 52):  President,
Chief Executive Officer and Director, as well as an officer and director of various subsidiaries of the Company, Mr. Smith joined Cole Surveys, a subsidiary of the Company, in 1968. Mr. Smith is a member of the Executive and Compensation and Stock Committees of the Board and has been a Director since 1986. Mr. Smith is also a Director of Watson Wyatt Holdings (Europe) Limited and on the Board of Managers of Wellspring Resources, LLC. From 1985 to 1992, Mr.Smith was Manager of the Company's San Francisco office; subsequently, he was Manager of the Washington, D.C. office from 1992 to 1993.

John A. Steinbrunner (Age - 46) Midwest Region Retirement Practice Leader and Senior Retirement Consultant in Watson Wyatt's
Cleveland office, Mr. Steinbrunner has been with the Company since 1974. Mr. Steinbrunner was formerly the Retirement Practice Director.

A. Grahame Stott (Age - 42): Vice President, Managing Director, Asia Pacific Region and Director, Mr. Stott has been with the Company since 1982, has served as a consultant in and manager of the Hong Kong office and is Chair of the Asia/Pacific Retirement Committee of the Board. Mr. Stott has been a Director since November 1995 when he was appointed to fill a vacancy.


Angela H. Watson (Age - 42): Vice President and Director, Ms. Watson joined the Company in 1981 as a consultant in the Group and Healthcare Practice. She is currently an account manager, and is the Northeast Region's Director of Marketing and Client Relations. Ms. Watson is Chair of the Human Resources Committee, a member of the U.S. Benefits Committee, and has been a Director since 1993.

STANDING COMMITTEES OF THE BOARD

Executive Committee

Walter W. Bardenwerper
Charles A. Clemens - Chair
Paul R. Daoust
John J. Haley
A. W. Smith, Jr.

The Executive Committee oversees and reviews the Company's long-range corporate and strategic planning. Additionally, it meets throughout the year between meetings of the Board of Directors to review, consider and make decisions affecting general management policies of the Company, to approve significant business decisions not requiring full Board approval and to make recommendations to the executive officers and the Board. The Committee held seven meetings during fiscal year 1996.

Compensation and Stock Committee

Paul R. Daoust
Gary T. Hallenbeck*
A. W. Smith, Jr.
Robert J. Webb*- Chair

The Compensation and Stock Committee oversees general compensation policies and practices, and makes recommendations and certain decisions regarding the administration of Common Stock transactions. The Compensation and Stock Committee does not, however, establish the compensation of the President, which is set by the President's Pay Committee. The Committee held three meetings during fiscal year 1996.

   Note: The Board of Directors does not have a nominating committee or a committee performing similar functions.


*Also a member of the President's Pay Committee.

Audit Committee

John J. Gabarro
Sylvester J. Schieber - Chair
Robert J. Webb

The Audit Committee assesses and monitors the control of financial transactions and oversees financial reporting to Shareholders and others. It also reviews (in cooperation with the Company's internal auditors, independent accountants and management) the Company's internal accounting procedures and controls, and the adequacy of the accounting services provided by the Company's Finance and Administration office. The Committee held three meetings during fiscal year 1996.

Finance Committee


Walter W. Bardenwerper
Charles A. Clemens
John J. Haley - Chair
Daniel B. Holmes*
Barbara L. Landes (non-director member)


The Finance Committee reviews and considers issues relating to the capital structure of the Company. This includes strategic determinations regarding the financing of the Company's future growth and development. The Committee held nine meetings during fiscal year 1996.

DIRECTORS' MEETINGS


The Board of Directors conducted seven meetings during fiscal year 1996. All directors attended more than 75% of the meetings of the Board and the Committees on which they served. All of the current Directors who are associates of the Company are not compensated separately for their services as directors or as members of any Committee of the Board. The Bylaws of the Company, however, do not prohibit directors who are not active associates from receiving compensation. Outside Directors in fiscal 1996 were paid a quarterly retainer of $6,250 plus $1,500 per day for Board meetings, $1,000 per day for regular Committee meetings ($750 if held in conjunction with a Board meeting), and $2,000 per day for Committee meetings if the outside Director chaired that Committee ($1,000 if held in conjunction with a Board meeting). These fees are paid in shares of the Company's Common Stock (up to 7,500 shares), and the balance is paid in cash. The Company intends to continue to similarly
compensate  outside directors  for  services  rendered.   The  Company's
Restated   Certificate  of Incorporation  and its Bylaws  provide that a
Director need not be a shareholder of the Company.

*Also a member of the President's Pay Committee

BENEFICIAL OWNERSHIP OF COMMON STOCK


The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of October 1, 1996. The figures below include shares owned through the Company's Stock Purchase Plan and the Stock Ownership Plan. Information is given below on an individual basis for all current Directors and Nominees to the Board and the five most highly compensated Executive Officers of the Company, and for all of the Company's Executive Officers and Directors as a group.



                                                    Number of Outstanding Shares
                                                    of Common Stock Beneficially
 Name and Principal                                  Owned on October 1, 1996
Occupation with the Company                         (Percentage of Total Shares)


Walter W. Bardenwerper                                            91,936 (*)
    Vice President; General Counsel
    and Secretary


Charles A. Clemens                                               301,200 (1.75%)
    Vice President and
    Midwest Regional Manager


Paul R. Daoust                                                   301,318 (1.75%)
    Executive Vice President
    and Chief Operating Officer

John J. Gabarro                                                    7,500 (*)
    Director

John J. Haley                                                    227,749 (1.32%)
    Vice President; Retirement
    Practice Director

Gary T. Hallenbeck                                                102,500 (*)
    Vice President; Managing
    Consultant, New York;
    Northeast Regional Manager

* Beneficial ownership of 1% or less of all of the outstanding Common Stock is indicated with an asterisk.


                                                    Number of Outstanding Shares
                                                    of Common Stock Beneficially
 Name and Principal                                  Owned on October 1, 1996
Occupation with the Company                         (Percentage of Total Shares)



Daniel B. Holmes                                                  134,318 (*)
    Vice President; Managing
    Consultant, Boston

Ira T. Kay                                                         32,200 (*)
    Practice Director, Compensation
    Practice

Brian E. Kennedy                                                    20,000 (*)
    Vice President; Managing
    Consultant, Toronto;
    Managing Director, Canada

Robert D. Masding                                                      0 1
    Senior Partner,
    Watson Wyatt Partners

R. Michael McCullough                                                  0 2
    Director

Sylvester J. Schieber                                              123,338 (*)
    Vice President; Director of the
    Research and Information Center

A. W. Smith, Jr.                                                276,342 (1.61%)
    President and Chief
    Executive Officer

John A. Steinbrunner                                                 98,191 (*)
    Midwest Region Retirement
    Practice Leader

A. Grahame Stott                                                     89,000 (*)
    Vice President; Managing
    Director, Asia Pacific Region

Angela H. Watson                                                     52,704 (*)
    Vice President

Robert J. Webb                                                   295,800 (1.72%)
    Vice President; Managing
    Consultant, Dallas;
    Southwest Regional Manager

All current directors and executive officers                 2,289,664 (13.31%)
as a group (18)

* Beneficial ownership of 1% or less of all of the outstanding Common Stock is indicated with an asterisk.

1Watson Wyatt Holdings Limited, which is wholly-owned by Watson Wyatt Partners, in which Mr. Masding is a senior partner, owns 355,000 shares of the Company's Common Stock.

2Mr. McCullough is a new Director and will be acquiring shares in the future.




COMMON STOCK PURCHASE ARRANGEMENTS

To encourage ownership of Common Stock by associates, the Company maintains a Stock Purchase Plan ("SPP"). The Company regularly sells Common Stock to associates in February or March of each year pursuant to the SPP. Historically, ownership of the Common Stock has been spread widely among associates, with no individual shareholder owning more than 2% of the total number of shares outstanding. Until recently, it has been the Company's policy not to sell shares to shareholders who, as a result of such sales, would have purchased more than 300,000 shares under the SPP. The Company has recently reduced this number to 200,000.


Many transfers of Common Stock occur each year among associates and the Company because the Company's Bylaws require that associates who leave the Company must offer to resell their shares of Common Stock to the Company or to other associates. It is unlikely, however, that more than 25% of the Company's outstanding shares would be transferred in any particular year. Moreover, because such transfers occur among many individuals, they are unlikely to result in any change in control of the Company. The SPP permits associates to borrow up to the full amount of the purchase price of the Common Stock from the Company's lenders and the Company guarantees all such loans. As of October 1, 1996, 3,426,714 shares of the Common Stock were pledged to the Company's lenders to
secure  loans  to  shareholders,   representing   approximately  19.9%  of  the
outstanding shares of Common Stock. Few shareholders have ever defaulted on their loans and no lender has ever obtained (or even attempted to obtain) ownership of pledged shares. The Company believes it is unlikely that financing arrangements under the SPP would result in any change in control of the Company.



BIOGRAPHICAL INFORMATION FOR OTHER EXECUTIVE OFFICERS OF THE COMPANY

Robert J. Ellis (Age - 50): Vice President and Director of Marketing, Mr. Ellis joined the Company in 1980 as a consultant in the area of employee communications and has previously served as Chair of the Communications Practice Committee. Mr. Ellis was a Director from 1992 to 1993.

Barbara L. Landes (Age - 46): Vice President, Finance and Chief Financial Officer, Ms. Landes joined the Company in 1994. From 1989 to 1993,
Ms. Landes served as the Senior Vice President, Finance & Operations for WWOR-TV, Inc., a company primarily engaged in the media and entertainment business. Within that time period, Ms. Landes also held the positions of Vice President, Chief Financial Officer and Treasurer of Pinelands, Inc. which was the parent company of WWOR-TV, Inc. Ms. Landes is a non-director member of the Finance Committee of the Board.


Gary M. Lawson (Age - 44): Vice  President,
Southeast Regional Manager, and Managing Consultant, Atlanta, Mr. Lawson joined the Company in 1988 as a compensation consultant and previously served as Chair of the Compensation Practice Committee. Mr. Lawson was a Director from 1992 to 1993.

Paul V. Mee (Age - 50): Vice President, Western Regional Manager, and Managing Consultant, Southern California, Mr. Mee joined the Company in 1994. From 1990 to 1994, Mr. Mee was a Managing Director of Alexander Consulting Group, a human resources and benefits consulting firm. Prior to that position, he was a Principal and Practice Leader with Towers Perrin.

Sylvester J. Schieber (Age - 50): Vice President, Director and Director of the Research and Information Center, Mr. Schieber joined the Company in 1983. Mr. Schieber consults in the area of health care and retirement policies. Mr. Schieber is Chairman of the Audit Committee of the Board and has been a Director since 1989.*


Robert J. Webb (Age - 53):  Vice  President,  Southwest  Regional
Manager, Managing Consultant, Dallas, and Director, Mr. Webb joined the Company in 1964 and became Manager of the Dallas office in 1987. Mr. Webb is Chairman of the Compensation and Stock and President's Pay Committees of the Board, and a member of the Audit Committee and has been a Director since 1987.*



















* not standing for re-election

EXECUTIVE COMPENSATION

The following table sets forth annual compensation for services rendered to the Company in all capacities for the fiscal years ended June 30, 1996, 1995 and 1994 by those persons who were, on June 30, 1996, the Chief Executive Officer/President and the other four most highly compensated Executive Officers of the Company:


                             SUMMARY COMPENSATION TABLE
                                   (U.S. Dollars)
                               Annual Compensation
                                                   Other
                                          Total    Annual
Name and        Fiscal                    Salary/  Compensation1
Principal       year    Salary   Bonus    Bonus
Position

A.W. Smith, Jr.  1996   559,300  300,000  859,300   20,000
President, CEO   1995   534,300  128,000  662,300   25,000
and              1994   500,000  180,000  680,000   25,000
Director
(Prior to August
1, 1993,
Vice President
and Director)

Paul R. Daoust    1996   507,800  275,000  782,800   10,000
Executive Vice    1995   483,600  116,000  599,600   15,000
President,        1994   445,000  160,000  605,000   18,000
COO and Director
(Prior to August
1, 1993,
Vice President
and
Director)

Charles A.        1996   413,700  300,000  713,700   12,100
Clemens           1995   390,900  200,000  590,900   29,600
Vice President;   1994   373,100  185,000  558,100   12,500
Midwest
Regional
Manager
and
Director

Gary T.           1996   443,100  200,000   643,100   40,000
Hallenbeck        1995   415,000  200,000   615,000   32,500
Vice President;   1994   271,300  450,000 2 721,300   30,000
Northeast
Regional Manager;
Managing
Consultant, New
York and Director

John J. Haley     1996   385,700  225,000  610,700   30,000
Vice President;   1995   352,000  150,000  502,000   19,500
Retirement        1994   313,900  205,000  518,900   19,800
Practice
Director and
Director


    1  "Other Annual Compensation" consists of a cash bonus of $1 per share for each share  purchased in 1996,  1995,  and 1994 under the Stock Purchase
        Plan.   This  bonus  was  also   available  to  all   participating
        associates.

     2 Includes a $300,000 bonus paid at the time of hire to compensate for sums forfeited as a result of leaving his prior employer.

DEFINED BENEFIT PLANS

Pension Plan for U.S. Associates. The following table sets forth the estimated annual benefits (excluding Social Security) under the Company's qualified pension plan and non-qualified excess pension plans to a U.S. associate who qualifies for normal retirement in fiscal year 1996 with the specified average salary during the three consecutive fiscal years with highest aggregate annual salaries prior to retirement and the specified years of credited service:


      Annual Benefit Amounts 1:


Average Annual Salary
for
Three-Year
Period
with Highest
Earnings                                Years of Credited Service
Preceding
Retirement      10            15              20           25             28

$150,000    $34,857        $52,285         $69,713       $83,392        $91,599
 250,000*    59,857         89,785         119,713       143,392        157,599
 350,000*    84,857        127,285         169,713       203,392        223,599
 450,000*   109,857        164,785         219,713       263,392        289,599
 550,000*   134,857        202,285         269,713       323,392        355,599
 650,000*   159,857        239,785         319,713       383,392        421,599
 750,000*   184,857        277,285         369,713       443,392        487,599
 850,000*   209,857        314,785         419,713       503,392        553,599

   1 The annual benefit at normal retirement (age 65) under the qualified plan is equal to 2-1/2% times the associate's average salary for the three consecutive years with the highest annual salaries for each completed year and month of continuous service up to 20 years, plus 2% times the associate's average salary for such three-year period for each completed year and month of continuous service over 20 years, up to a maximum of 8-1/3 years, less 30/17% of the associate's estimated Social Security benefit for each completed year and month of continuous service, up to a maximum of 28-1/3 years of service.

   * As required by Section 415 of the IRC, qualified plan payments may not provide annual benefits exceeding a maximum amount, currently $120,000. For those associates who are covered under the excess plans, amounts above this maximum will be paid under the terms of the excess plans, up to the amounts shown in the table above. Pursuant to Section 401(a)(17) of the IRC, annual compensation in excess of $150,000 (for FY95) cannot be taken into account in determining qualified plan benefits.



The years of credited service for the associates named in the cash compensation table as of June 30, 1996 are: Mr. Smith - 27.6 years; Mr. Daoust - 26.1 years; Mr. Clemens - 28.1 years, Mr. Hallenbeck - 2.8 years and Mr. Haley - 19.2 years. Benefits are based solely on the compensation shown in the "salary" column of the Summary Compensation Table.

Pension Plan for Canadian Associates. The following table sets forth the estimated annual benefits (excluding Canada/Quebec Pension Plan benefits) under the Company's registered and excess pension plans (in U.S. Dollars converted from Canadian Dollars at an exchange rate of US$0.7350 per CDN$1.00) to a Canadian associate who qualifies for normal retirement in fiscal year 1996 with the specified average earnings during the three calendar years with the highest average annual salary prior to retirement and the specified years of credited service:

   Annual Benefit Amounts 1:

   Average Annual Earnings for            Years of Credited Service
   Three-Year Period
   with Highest Earnings
   Preceding                              20             25             30
   Retirement

   $ 110,250                          $52,862          $63,321        $70,293
     183,750                           89,612          107,421        119,293
     257,250                          126,362          151,521        168,293
     330,750                          163,112          195,621        217,293


   1    Under the registered plan, the annual benefit at normal  retirement (age
        65) is based on the associate's average annual salary and credited service and equals 2% of the average annual earnings multiplied by the associate's credited service. Average annual earnings is the average annual rate of taxable compensation excluding taxable benefits of an associate for the period of 36 consecutive months which produces the highest average. In accordance with Canadian tax rules, the value of any pension benefits payable to the associate from the registered plan shall not, in the year of pension commencement, exceed certain amounts prescribed by the Income Tax Act and regulations pursuant thereto. Under the non-registered plan, the annual benefit at normal retirement (age
        65), inclusive of the registered plan benefit, is equal to 2.5% of the associate's average salary for the three consecutive years with the highest annual salaries for each completed year and month of continuous service up to 20 years, plus 2.0% of the associate's average salary for such three-year period for each completed year and month of continuous service over 20 years, up to a maximum of 8-1/3 years, less 30/17% of the associate's estimated Canada/Quebec Pension Plan Benefit for each completed year and month of continuous service, up to a maximum of 28-1/3 years of service.





Supplemental Retirement Program for U.S. and Canadian Associates. This non-qualified program provides to senior associates additional temporary retirement benefit incentives to retire before age 65. Effective October 1, 1995, associates eligible for benefits under this program were those who: (1) had attained age 50 and had at least 10 years of credited service or whose age plus years of credited service equals 75 (U.S. associates only), and (2) had average annual compensation at termination at least equal to the current minimum compensation level, which was $115,036 in the U.S., and CDN$116,200 in Canada as of June 30, 1996. Prior to October 1, 1995, eligibility for early retirement was age 55 with 15 or more years of credited service. Annual compensation is equal to 12 times the rate of monthly salary as of May 1 plus any amount payable as the fiscal year end bonus and mid fiscal year bonus, if any, for each of the three consecutive fiscal years that results in the highest average. This plan includes a provision which states that increases in annual compensation received after December 31, 1995 shall not be taken into account in determining the average. For purposes of this program, annual compensation refers to compensation amounts shown in the "Total Salary/Bonus" column of the Summary Compensation Table. The benefit formula under the Supplemental Retirement

Program is approximately the same as the formula under the qualified pension plan and is inclusive of benefits under the qualified and excess pension plans. Benefits under the Supplemental Retirement Program are paid from retirement until the associate reaches age 65. Any pension effect related to this program has not been considered in the preceding tables, since the tables assume normal retirement (age 65).

The Company also has other pension plans which have been established in several countries for the benefit of eligible associates in those jurisdictions.

REPORT OF THE COMPENSATION AND STOCK COMMITTEE/PRESIDENT'S PAY COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Philosophy. The Company's compensation program is designed to attract, motivate and retain quality associates by providing competitive total compensation based on individual and company performance factors. In addition, the program is designed to be flexible in order to permit adjustments necessitated by general economic conditions or individual circumstances. The Company's compensation philosophy applies to all associates, including executive officers. Specifically, the compensation program is designed to:

        1. Create a performance-oriented environment with variable compensation based upon achievement of annual and long term results;

        2. Focus management on maximizing shareholder value while at the same time adequately compensating all associates; and

        3. Provide compensation that reflects the Company's performance relative to its key competitors and changes in its own performance over time.


For the fiscal year ended June 30, 1996 the compensation of the Company's executive officers (and all other bonus-eligible associates) was comprised primarily of three elements: Base salary, fiscal year-end bonuses and cash bonuses related to Stock Purchase Plan allocations. In any given year, the Compensation and Stock Committee and the Board of Directors will determine what amounts, if any, should be distributed as compensation payments under the Company's available plans.


Determination of Compensation of the CEO. The base compensation of the CEO for fiscal 1996 was established taking into account the following factors:

        1.     The CEO's level of base compensation received in fiscal 1995.

        2. Annual increases based upon progress made by the CEO in improving the Company's financial performance as well as achieving other key objectives and comparative annual increases granted to other associates within the Company.

        3. Information regarding compensation levels of CEOs of companies in similar industries.

The fiscal year-end bonus of the CEO was primarily determined by a formula that related to the Net Operating Income (NOI) of the Company. NOI was defined to be the Company's net income before income taxes and discretionary payments such as bonuses, profit sharing and dividends. The formula bonus was then adjusted according to other factors the Committee deemed relevant based on the Performance Development Plan established for the CEO at the beginning of the fiscal year.


During fiscal 1996, the CEO was granted a cash bonus of $1 per share for each share purchased under the Company's 1996 Stock Purchase Plan. This bonus was also granted to all other associates purchasing stock under the 1996 Stock Purchase Plan.

Determination of Compensation of Other Executive Officers. The base compensation and fiscal year-end bonuses of the Company's other Executive Officers are
determined   by  the  CEO  and  COO  (except  with  respect  to  the  COO's  own compensation, which is determined by the CEO after consultation with the President's Pay Committee) consistent with the factors described above and also taking into account the performance of the business units managed by these individuals.

President's Pay Committee                      Compensation and Stock Committee
Gary T. Hallenbeck                             Paul R. Daoust
Daniel B. Holmes                               Gary T. Hallenbeck
Robert J. Webb - Chair                         Bruce I. Rollick*
                                               A.W. Smith, Jr.
                                               Robert J. Webb - Chair

COMPENSATION AND STOCK COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

The members of the Company's Compensation and Stock Committee as of June 30, 1996, were Paul R. Daoust, Gary T. Hallenbeck, Bruce I. Rollick, A.W. Smith, Jr. and Robert J. Webb. All are officers of the Company or its subsidiaries.* The members of the Committee, however, do not participate in the decisions regarding their own compensation levels.

SHAREHOLDER RETURN GRAPH

The graph set forth on the following page depicts total cumulative shareholder return and assumes $100 invested on July 1, 1991 in the Company's Common Stock, the New York Stock Exchange Broad Market Index, and an independently compiled industry peer group index comprised of the common stock of companies within the management consulting services standard industrial classification code. The graph assumes reinvestment of dividends. Please note that returns on the Company's Common Stock are calculated using stock prices determined in accordance with the Company's Bylaws, whereas the returns shown for the indices are based on the value of shares traded on an open market.

The independently compiled peer group index was utilized because the Company's most direct competitors do not make their financial information publicly available.

*Bruce Rollick served on this Committee through June 30, 1996, when he retired from the Company.

Comparative 5-Year Cumulative Total Return
Among Watson Wyatt, Peer Group, and Broad Index



Year           Watson Wyatt                 Peer Group           NYSE Broad
               Common Stock                 Index                Market Index


1991           100.00                         100.00               100.00

1992           89.81                           75.31               113.82

1993           87.26                           72.65               129.08

1994           94.27                           71.03               133.58

1995           95.75                           81.86               159.45

1996           104.88                         137.42               199.49


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


On April 1, 1995, the Company transferred its United Kingdom operations to R Watson & Sons (subsequently renamed Watson Wyatt Partners) and received a beneficial interest and a 10% interest in a defined profit pool of the partnership. The Company also transferred its Continental European operations to a newly formed holding company owned by the Company and Watson Wyatt Partners in exchange for 50.1% of its shares. Mr. Robert D. Masding, a senior partner of Watson Wyatt Partners, is a member of the Company's Board of Directors. Watson Wyatt Partners and the Company provide various services to and on behalf of each other in the ordinary course of business.



COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT


Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file certain reports with the Securities and Exchange Commission relating to their ownership of, and transactions in, the Company's Common Stock. To the Company's knowledge, based on review of the copies of such filed reports, all Section 16(a) filing requirements applicable to such officers and directors have been complied with, except that due to an administrative oversight, Forms 4 reporting the acquisition of rights to purchase common stock by the directors and executive officers of the Company were filed concurrently with the Forms 4 reporting the actual purchase of such shares. Also, due to an administrative oversight, a Form 4 for Mr. Rollick was inadvertently filed a few days late.



                 II. PROPOSED AMENDMENTS TO ARTICLE 9 OF THE COMPANY'S BYLAWS
                    TO MODIFY CERTAIN ASPECTS OF THE METHOD OF CALCULATING
                      THE SHARE PRICE OF THE COMPANY'S COMMON STOCK AND
                       CHANGE THE BYLAW REFERENCES FROM "NET BOOK VALUE"
                                   TO "FORMULA BOOK VALUE"


The Board of Directors seeks Shareholder approval of a proposal to amend Section 9.9(b) of the Company's Bylaws (the "Amendment") to modify the method of calculating the share price of the Company's Common Stock through three specific changes described below. The Company's Board of Directors unanimously approved the amendment on August 23, 1996 and recommends that the Shareholders approve the Amendment.

CURRENT DEFINITION OF NET BOOK VALUE OF COMMON STOCK

Shares of Common Stock of the Company are valued according to a formula set forth in the Company's Bylaws. Section 9.9 of the Bylaws currently defines the Net Book Value of Common Stock ("Net Book Value") as "the consolidated net book value of the Common Stock of the Corporation determined, on an accrual basis, by generally accepted accounting principles ("GAAP"), except that in computing such Net Book Value as of June 30, 1984, or any subsequent fiscal year end, consolidated assets of the Corporation consisting of subscriber lists, computer software and data banks used principally in compensation survey or related businesses carried on by the Corporation or any subsidiary shall be valued at 50% of the Consolidated income [revenue] received by the Corporation in respect of such business during the fiscal year then ended."


PROPOSED AMENDMENT

        Overview. The proposed Amendment would modify the formula for determining the price of the Company's Common Stock to eliminate temporary variations in stock value arising from certain non-operating transactions by:

         (i) spreading the economic impact of certain real estate sublease losses over the remaining life of the sublease;

         (ii) eliminating annual changes in the Currency Translation Adjustment ("CTA")occurring after June 30, 1996, and

         (iii) eliminating for future years the adjustment related to the value of the Company's survey business.

Share value for the fiscal year ended June 30, 1996 was calculated using the current Net Book Value formula. The proposed amendment has no immediate impact on the price per share of the Company's common stock for fiscal year 1996 and would only affect the method of calculating the per share price on a prospective basis. The Company would continue to prepare its financial statements using GAAP consistent with the requirements of the Securities and Exchange Commission. The modified formula, which would be called "Formula Book Value," would be used to determine share price for periods subsequent to June 30, 1996. Formula Book Value would be the Net Book Value as of June 30, 1996, increased or decreased by net income or losses, and all other GAAP basis increases or decreases to Net Book Value occurring after June 30, 1996, adjusted as detailed in items (i) and (ii) above. The adjustment for the Company's survey business which is currently part of Net Book Value (as previously defined) will no longer be made.

As noted above, currently the share price of the Company's Common Stock is calculated using the Net Book Value calculation set forth in the Company's Bylaws. Share value therefore varies based primarily upon earnings (and, of course, as a result of net purchases and sales of the Company's common stock), which affects all Shareholders equally. Sublease losses and currency translation adjustments are recognized under GAAP before they are realized in the day-to-day operations of the Company. These temporary effects have a disproportionate
impact  in  the  short-term  on   prospective   buyers  or  sellers  of  shares,
respectively. In the case of real estate subleases, the immediate loss recognition required under GAAP may also discourage prudent transactions such as physical relocations of Company facilities (as further described below). Thus, the Company believes it is both appropriate, and in the long term best interests of the Company and its Shareholders, to eliminate these temporary effects. Further, the Company believes that unique adjustments for the survey business which were added to the Bylaws in 1984 are no longer necessary or appropriate.

The Company, therefore, proposes to change the method of calculating its share price as described below to more accurately align share value with the long-term business interests of the Company.


Adjustment for Real Estate Lease Transactions. From time to time, typically in order to reduce occupancy costs, the Company may determine that it is beneficial to relocate offices or reduce the square footage of existing offices. Sublease losses arise when the actual rent and ancillary costs of the property being subleased exceed the subtenant's rent payment. A relocation often results in a reduction of the square footage or rent per square foot and a concomitant reduction in operating expense, which creates economic value to the Company in excess of any such sublease loss. Even though the net reduction in operating expenses may be recognized prospectively over a period of several years, GAAP requires that the sublease loss be recorded at the time office space under a continuing leasehold no longer has any future use or benefit to the Company.


For purposes of calculating share price only, management believes that it is appropriate to defer and amortize these sublease losses over the lease term of the subleased space, since this will more accurately reflect the economic impact of the transaction. The Company will not adjust the share calculation for sublease losses on idle space or operations in leased facilities that are terminated and not relocated to a new facility, since in either case, there would not be any future economic benefit to the Company.

Management recommends approval of the proposed change since it reduces temporary fluctuations in share value arising from subleasing transactions. The results of the vote on this proposal will not necessarily change the course of any particular future real estate transactions. Decisions regarding the Company's real estate are made by management of the Company after weighing the business benefits and disadvantages associated with such transactions; management will continue to make decisions that it believes are in the best interests of the Company and its Shareholders.

The Company is currently considering a real estate transaction which, if completed, would reduce the Company's occupancy costs, but which would generate a current sublease loss for GAAP purposes. Management has signed a lease for new office space and subleased part of its existing office space that will allow it to relocate some or all of its corporate operations from the existing Washington, D.C. location to a less expensive suburban Maryland location.

The following example illustrates the effect this transaction could have on earnings:


The Company currently leases 94,000 square feet for its headquarters in an office building in Washington, D.C. at an average cost of $52 per square foot with approximately a five year term remaining. The Company has concluded that it can achieve significant savings by subleasing all of the existing space at a net effective rent (after all transaction costs) of $27 per square foot and relocating to 60,000 square feet at $22 per square foot.






                                         Square   Dollar    Lease   Gross
Current Rent Obligation:                Footage   per       Term    Amount
                                                   Sq.              (in
                                                  Foot              millions)

Remaining  Rent  Obligation on current   94,000    $52       5        $ 26.9
space
Sublease income on Current space         94,000    $27       5        $(13.9)
                                                                       -------
Effective Rent on Current Space                                      $  13.0

New Rent Obligations: (1)                60,000    $22       5          $7.2
-------------------------                                               ====

Combined Rent Obligation:                                              $20.2
    (Effective Rent plus New Rent)

Net Reduction in Occupancy Expense:                                     $6.7


(1) - The expiration dates of the old and new lease are actually different from each other, but 5 years is used in both cases to allow a relevant comparison.


Under this scenario, the Company would achieve prospective reduced operating expenses of $6.7 million, calculated by subtracting the combined rent obligation (after the sublease) of $20.2 million from the remaining rent obligation of $26.9 million on the original space. Notwithstanding the reduction in prospective operating expenses of $6.7 million, GAAP requires that the net present value of the sublease loss on the existing downtown space (equal to $10.2 million, which is $13.0 million discounted at a rate of 8.5%) be recorded immediately for purposes of determining net income under GAAP.


Under the proposed formula, the Company would spread the after-tax effect of the loss ($10.2 million at a 50% tax rate, or $5.1 million) over the sublease term for purposes of computing share value (see chart on next page).
This will match the loss to the  economic impact of the transaction.

To provide for flexibility, the lease on the new Maryland space has been structured so that the Company has an option, in the event that the vote on this proposal is not favorable, to terminate half of the space which has been acquired in return for a termination penalty. Under that scenario, instead of recording a sublease loss of $10.2 million in FY97 with a net reduction in expense over a five year term of $6.7 million, the Company would record a loss of approximately $4.5 million but only achieve a net expense reduction of $3.0 million.


Currency Translation Adjustment. The Company considers all operations as permanent investments. GAAP requires that in preparing financial statements all assets and liabilities located outside of the United States be converted from their local currencies to U.S. dollars. Despite the permanent nature of these operations, adjustments are made to the balance sheet in each accounting period to reflect changes in the carrying value of these assets solely due to changes in currency fluctuations. The adjustment of these assets and liabilities is not included in determining net income but is reported as a separate component of equity until the net investment is liquidated through sale or disposition. The Company believes that it is more appropriate to recognize the impact of the currency fluctuations only upon sale or disposition of the assets since these fluctuations may not necessarily reflect the value of the underlying assets, or the value that would be placed on them at the time of sale or disposition. The adoption of Formula Book Value will result in the elimination of the impact on equity of the constantly fluctuating currency exchange rates when calculating share price and will cause currency fluctuations to be recognized, for share value purposes, only upon the sale or disposition of the assets.

Survey Assets. Since 1984, Net Book Value has included a unique adjustment for the value of the Company's business relating to preparing and selling compensation and other surveys. The adjustments were made to recognize the value of work performed but not yet recognized during a particular fiscal year in the results of these operations. Although the results of such adjustments for past years have become embedded in the share value, management believes that given the current nature of this business, adjustments of this type in the future are no longer necessary or appropriate. The proposed amendment eliminates this adjustment in future years and would recognize income in the survey business only on a current basis.

IMPACT ON STOCK PRICE

The impact on the stock price from adjusting the valuation formula in the manner described above cannot be predicted and may be positive or negative in any particular year. The following chart compares the share price over the past five years as it was computed according to the Bylaws and as it would have been computed assuming (i) the real estate loss transaction described above had occurred on the first day of fiscal year 1992; (ii) Net Book Value for FY92 included a loss of approximately $5.1 million related to the sublease; and (iii) the cumulative currency translation and survey adjustments were excluded from the calculation starting in fiscal year 1992 (in thousands, except per share).1




                                        FY92      FY93     FY94    FY95    FY96

Shares Outstanding                     17,840   20,087  19,732   19,130  18,262

Share price (current formula)           $4.23    $4.11   $4.44    $4.51   $4.94

Net Book Value (as reported)2         $75,462  $82,458  $87,541 $86,237 $90,297

Adjustments to share price:
Reversal of real estate
  transaction loss                      5,100    4,080    3,060   2,040   1,020
Recognition of real estate
  transaction loss 3                   (1,020)  (1,020)  (1,020) (1,020) (1,020)
                                      ________  _______  _______ _______ ______
Loss not yet recognized in
  share price                           4,080    3,060    2,040   1,020       0

Reverse annual effect of
  surveys adjustment                      339       (1)    (443)    233     609
Reverse annual CTA adjustment          (2,569)   3,488     (502) (1,036)    690
                                      ________  _______   ______  ______  _____
Formula Book Value (as proposed)     $77,312  $89,005   $88,636 $86,454 $91,596

Shares Outstanding                    17,840   20,087    19,732  19,130  18,262

Share Price (proposed formula)         $4.33   $4.43     $4.49   $4.52   $5.02


1 This example is for illustrative purposes only. Under the proposed formula, currency translation and survey adjustments will be eliminated only for fiscal years after 1996.

2 Please see Appendix 1 which sets forth the calculation of Net Book Value of Common Stock.

3 Spreads the $5.1 million loss evenly over the five-year term of the sublease. At the end of the five-year period, the $5.1 million loss recognized in the income statement has also been fully recognized in the share price.

Management believes the proposed formula should reduce the temporary fluctuations in the share price related to real estate sublease loss transactions and currency translation adjustments and more closely correlate share price with net income from results of operations of the business viewed over the long term.


In order to implement the changes described above, the Board of Directors seeks Shareholder approval to also amend Sections 9.5(b), 9.5(c), 9.5(d)and 9.6(b)(i) of the Company's Bylaws to change the references from Net Book Value in these sections to Formula Book Value. The Company's Board of Directors unanimously approved the Amendment on August 23, 1996 and recommends that the Shareholders approve the amendment. The Amendment to these sections of the Bylaws is required to conform the modification of the share value determination throughout Article 9 of the Bylaws.


The Board of Directors believes that the proposal is beneficial to the Company for the reasons set forth above. The Board of Directors recommends that Shareholders vote FOR the proposal. Approval of the Bylaw Amendments requires the affirmative vote of the holders of shares representing at least 80% of the outstanding voting rights of the Company's Common Stock, not merely 80% of the stock present in person or by proxy at the Annual Meeting.

The full text of the Amendments is set forth in Exhibit A to this Proxy Statement. The Company will provide a copy of the complete Bylaws without charge upon written request by a Shareholder. Requests should be directed to Walter W. Bardenwerper, Vice President, General Counsel & Secretary, Suite 900, 601 Thirteenth Street, N.W., Washington, D.C. 20005.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee, pursuant to the authority delegated to it by the Board, selects the independent public accountants to audit the financial statements of the Company. Price Waterhouse LLP acted as the Company's independent public accountants for the fiscal year ended June 30, 1996. Price Waterhouse LLP will continue to provide this service to the Company for the fiscal year ended June 30, 1997. Representatives of Price Waterhouse LLP are not expected to attend the Annual Meeting; however, Price Waterhouse LLP will report to the Secretary of the Company the results of the Proxy vote tally immediately prior to the Annual Meeting.

MANNER IN WHICH THE PROXIES WILL BE SOLICITED AND VOTED

The cost of soliciting proxies will be borne by the Company. In addition to the distribution of the proxies by Office Administrators, proxies may be solicited with the assistance of associates of the Company personally, by telephone, or by facsimile. Also, the Company has made arrangements with its independent auditors, Price Waterhouse LLP, for assistance with the solicitation process. Price Waterhouse LLP will solicit proxies by telephone and by electronic communication at an estimated cost of $11,000.

All properly executed proxies received by Management will be voted. In the absence of contrary direction, Management proposes to vote the proxies FOR the election of each of the above-named Nominees to the Board and FOR the amendments to Article 9 of the Company's Bylaws to modify certain aspects of the method of calculating the share price of the Company's Common Stock and change the Bylaw references from Net Book Value to Formula Book Value.

Management knows of no other matter which may come up for action at the meeting. However, if any other matter properly comes before the meeting, the proxies named on the Proxy form enclosed will vote in accordance with their judgment upon such matter. Individual proxies will be counted by Price Waterhouse LLP in an effort to ensure the confidentiality and anonymity of each shareholder's votes. Whether or not you expect to be present at the meeting, you are urged to date, sign and promptly return the enclosed Proxy to your office administrator by October 28, 1996 for forwarding to Price Waterhouse LLP. Please return your Proxy in accordance with the directions on the bottom of the Proxy form.



SHAREHOLDER PROPOSALS


Any shareholder wishing to present a proposal at the 1997 Annual Meeting of the Company, currently expected to be held on November 13, 1997, may submit such proposal in writing to Watson Wyatt & Company, Office of the Secretary, 601 Thirteenth Street, N.W., Suite 900, Washington, D.C. 20005. Such proposals must be received no later than June 15, 1997.



EXHIBITS INCORPORATED BY REFERENCE


Financial  Statements meeting the requirements of Regulation S-X,  Supplementary
Financial Information, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Changes in and Disagreements with Accountants on Accounting and Financial Disclosure are incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (File No. 0-20724), filed on September 27, 1996.





                             By Order of the Board of Directors,




                           -----------------------------------------
                               Walter W. Bardenwerper, Secretary







Washington, D.C.
October 14, 1996

                                          Exhibit A


                  Deleted language bracketed and new language set out:

Section 9.9  Definitions.

(a) The term "Eligible Purchasers", as used herein, shall mean any of the following persons or entities:

               (i) full-time employees or regular part-time employees of the Corporation or its subsidiaries who satisfy criteria approved from time-to-time by the Board of Directors;

               (ii) a partner engaged full-time in a partnership practice of any affiliate or subsidiary, if applicable, of the Corporation;

               (iii) a director of the Corporation or any subsidiary of the Corporation;

               (iv) a corporation, partnership, association, or other entity with which the Corporation has an affiliated business relationship, as designated from time to time by the Board of Directors; or

               (v) full-time employees or regular part-time employees of any corporation, partnership, association, or other entity with which the Corporation has an affiliated business relationship as designated from time to time by the Board of Directors and who satisfy criteria approved from time to time by the Board of Directors.

        The Board of Directors shall designate which persons in the categories of persons set forth above shall be deemed to be Eligible Purchasers with respect to any particular transaction. Designation as an Eligible Purchaser in connection with any offer and sale shall not create or imply any right to be so designated in connection with any other offer or sale or, if so designated, to be designated on the same terms and conditions.

(b)
Net Book Value of Common Stock as used herein shall mean the consolidated net book value of the Common Stock of the Corporation determined, on an accrual basis, by generally accepted accounting principles except that in computing such Net Book Value as of June 30, 1984, or any subsequent fiscal year end, consolidated assets of the Corporation consisting of subscriber lists, computer software and data banks used principally in compensation survey or related businesses carried on by the Corporation or any subsidiary shall be valued at 50% of the Consolidated income received by the Corporation in respect of such business during the fiscal year then ended.


NEW LANGUAGE:
Formula Book Value as used herein shall mean the Net Book Value of the Company's Common Stock as of June 30, 1996, increased or decreased by net income or losses, and all other GAAP basis increases or decreases to Net Book Value occurring after June 30, 1996, adjusted to (i) spread the economic impact of certain real estate sublease losses over the remaining life of the sublease; and
(ii) eliminate annual changes in the Currency Translation Adjustment ("CTA") occurring after June 30, 1996. [Such consolidated Net Book Value]

NEW LANGUAGE: Formula Book Value

shall be determined by the independent certified public accountants of the Corporation from the Company's consolidated financial statement prepared on an accrual basis in accordance with generally accepted accounting principles as certified by such accountants, except as described above. Such determinations shall be conclusive and binding upon the Corporation and all holders of stock.

Section 9.5  Purchase Price.

(a) The Purchase Price for any Stock of the Corporation shall be determined in accordance with this Section 9.5, excepting that if a Disposition Notice given under Section 9.1 indicates an intention to make a bona fide sale of Stock for value, then the Purchase Price for any Stock which is the subject of such notice (including Stock which is being offered pursuant to the terms of Section 9.2 or 9.3) shall equal the price set forth in such notice, if such price is lower than the Purchase Price determined hereunder.

(b)     Except  as   provided  in   subparagraph   (a)  hereof  and  subject  to
        subparagraph (e) hereof, the Purchase Price for any Stock purchased by an Eligible Purchaser on or after [July 1, 1990]

NEW LANGUAGE: July 1, 1996

        shall be the [Net Book  Value]

NEW LANGUAGE: Formula  Book Value
        of such Stock as of the last day of
        the Corporation's fiscal year coincident with or next preceding the Closing Date with respect to such purchase.

(c) Except as provided in subparagraph (a) hereof, the Purchase Price for any Stock purchased by the Corporation hereunder shall be determined as follows (subject to appropriate adjustment to reflect stock splits, stock dividends, combinations of shares and similar recapitalizations):

                      The  Purchase  Price (P) per share  for  purchases  by the
               Corporation with a date of Disposition Notice or a Determination Date on or after July 1, 1990 shall be determined by the following formula:

                           P = [B x (1 + (r  x  n/12))] + (d x n/12)

                      B = [Net Book Value]
               NEW LANGUAGE: Formula Book Value
               of such Stock as of the last day of the Corporation's fiscal year coincident with or next preceding the date of Disposition
               Notice under Section 9.1 or  a  Determination   Date  under
               Section  9.4,   whichever  is applicable;

                      r = the actual  percentage  increase,  if any, in the [Net
               Book Value]
               NEW LANGUAGE: Formula Book Value
               of such Stock as of the last day of the Corporation's fiscal year during which such Disposition Notice or Determination
               Date  occurs  over the [Net Book  Value]
               NEW LANGUAGE: Formula Book Value
               as of the last day of the Corporation's  prior fiscal year;

                      n = the number of  completed  months  between (1) the last day of the Corporation's fiscal year coincident with or next preceding such Disposition Notice or Determination Date, and (2) the date of such Disposition Notice or such Determination Date, whichever is applicable; and

                      d = The  dividend,  if any,  per share  declared  for such
               Stock for the fiscal year during which such Disposition Notice or Determination Date occurs (unless the shareholder actually receives the dividend for such year, in which case d = 0).

(d) If, and only if, the Closing Date for the purchase by the Corporation or an Eligible Purchaser of any Stock under Section 9.4 hereof is more than thirty (30) days after the Determination Date, the Corporation will pay the selling shareholder interest on the amount of the [Net Book Value]
        NEW LANGUAGE: Formula  Book  Value
        denoted as "B" in the formula set forth in subparagraph (c) hereof at the Loan Rate (as described in Section
        9.6(b)(iii) hereof) from the Determination Date to the Closing Date.

(e) Except as provided in subparagraph (a) hereof, with respect to any purchases of Stock by an Eligible Purchaser from a shareholder other than the Corporation, the Corporation will pay the selling shareholder an amount which is equal to "P" minus "B" in the formula set forth in subparagraph (c) hereof.

Section 9.6 Payment.

(a) The Purchase Price for Stock of the Corporation purchased hereunder by an Eligible Purchaser shall be paid in cash on the Closing Date, subject to Section 9.5(e) hereof, except as the purchaser and seller may otherwise agree.

(b.i) Payments by the Corporation of the portion of the Purchase Price representing the pro rata increase, if any, in the [Net Book Value] NEW LANGUAGE: Formula Book Value of the Stock and the pro rata dividend may be made in multiple installments as may be determined by the President or Secretary from time-to-time, but no such installment shall be made later than eighteen (18) months after the Closing Date except as provided in subparagraph (b)(ii) hereof.

                                          APPENDIX 1


Net Book Value of Common Stock is calculated as follows (in thousands):

                                     FY92    FY93     FY94      FY95       FY96


Redeemable Common Stock, $1 par $ 75,462   $ 82,557  $ 87,612 $ 86,275 $ 90,214
Redemption value greater than    (43,053)   (36,255)  (37,866) (35,179) (37,549)
paid-in by Shareholders

Beginning Retained Earnings       52,228     33,060    29,650   30,344   26,887
   plus:  Net Income (Loss)      (10,807)       963     5,636      849    9,355
   less:  repurchase of shares    (8,361)    (4,373)   (4,942)  (4,306)  (5,565)
Cumulative translation gain        3,680        192       694    1,730    1,040
                                 ________    _______   ______   ______   ______

   Consolidated Net Worth         69,149     76,144    80,784   79,713   84,382

Adjustment for Compensation        6,313      6,314     6,757    6,524    5,915
Survey and Subscription Lists

Net Book Value of Common Stock  $ 75,462   $ 82,458  $ 87,541 $ 86,237 $ 90,297


                                DEFINITIVE COPIES


MANAGEMENT PROXY                                          WATSON WYATT & COMPANY



The undersigned hereby appoints A. W. Smith, Jr., Paul R. Daoust and Walter W. Bardenwerper, and each of them, as his or her proxies, each with full power of substitution, to vote all of the undersigned's shares of capital stock of the Company at the Annual Meeting of Shareholders of Watson Wyatt & Company to be held on Wednesday, November 6, 1996, and at any adjournments thereof, with the same authority as if the undersigned were personally present, as specified below:


         THE DIRECTORS OF THE COMPANY RECOMMEND A VOTE "FOR" ALL NOMINEES BELOW

         I. \_\ FOR all fifteen Nominees listed below (except as otherwise directed below);
               \_\ WITHHOLD AUTHORITY TO VOTE FOR all fifteen nominees listed below:

                   Walter W. Bardenwerper     Ira T. Kay
                   Charles A. Clemens         Brian E. Kennedy
                   Paul R. Daoust             Robert D. Masding
                   John J. Gabarro            R. Michael McCullough
                   John J. Haley              A. W. Smith, Jr.
                   Gary T. Hallenbeck         John A. Steinbrunner
                   Daniel B. Holmes           A. Grahame Stott
                                              Angela H. Watson

 INSTRUCTIONS:  To withhold  authority  to vote for any  individual  nominee(s),
 write   the    individual(s)    name(s)   on   the   following    blank   line:
  _____________________________________________________.

      THE DIRECTORS OF THE COMPANY RECOMMEND A VOTE "FOR" THE FOLLOWING PROPOSAL

        II. \_\ FOR \_\ AGAINST \_\ ABSTAIN regarding the proposed amendments to Article 9 of the Company's Bylaws to modify certain aspects of the method of calculating the share price of the Company's Common Stock and change the Bylaw references from Net Book Value to Formula Book Value.

        III. In their discretion, the proxies are authorized to consider and act upon all other matters that may properly come before the meeting or any and all postponements or adjournments thereof.

UNLESS A CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES FOR DIRECTOR OF THE COMPANY, AND FOR THE PROPOSED AMENDMENTS TO ARTICLE 9 OF THE COMPANY'S BYLAWS TO MODIFY CERTAIN ASPECTS OF THE METHOD OF CALCULATING THE SHARE PRICE OF THE COMPANY'S COMMON STOCK AND CHANGE THE BYLAW REFERENCES FROM NET BOOK VALUE TO FORMULA BOOK VALUE. THE
UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

When signing in any representative capacity, please insert your title and attach papers showing your authority unless already on file with the Company.

__________________________                              _______________________
Signature of Shareholder                                     Watson Wyatt Office

__________________________                              _______________________
Please Print Shareholder Name                                    Date Signed


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Shareholders must deliver their signed Proxy (in the envelope provided) to their Office Administrator for forwarding to Price Waterhouse LLP, 1301 K Street, N.W., Suite 800 West, Washington, DC 20005-3333 (attn: Kim Wooding). Please mark, sign, date and return this Proxy to your Office Administrator on or before OCTOBER 28, 1996.